Exhibit 99.1

Contact: Casey Prince
Assistant Vice President &
Marketing Communications Manager
UFG Corporate Communications
319-399-5622 (w), 319-360-5578 (c)
cprince@unitedfiregroup.com

FOR IMMEDIATE RELEASE

UFG APPOINTS KELLY WALSH CHIEF UNDERWRITING OFFICER
CEDAR RAPIDS, Iowa - December 15, 2023

United Fire Group Inc. (Nasdaq: UFCS) (UFG) is pleased to announce the appointment of Kelly Walsh as chief underwriting officer, effective December 27, 2023.

As chief underwriting officer, Walsh will lead all underwriting functions at UFG, maintaining full profit and loss and strategic accountability across all lines of business, applying a high level of underwriting governance and rigor to each business unit.

Walsh has over two decades of insurance industry experience and began her career as an actuary in 2001. She transitioned to underwriting in 2005 and held a variety of leadership positions, most recently serving as senior vice president, global product leader for general liability at CNA Insurance, where she built her career over the past 22 years. She earned a bachelor’s degree in statistics and actuarial mathematics from St. Mary’s College and an MBA from the University of Notre Dame.

“With her deep underwriting expertise, actuarial background and strong leadership skills, Kelly is ideally suited to lead the underwriting organization,” said UFG Executive Vice President and Chief Operating Officer Julie Stephenson. “I am confident in her ability to develop strategies that will deepen our line of business underwriting expertise and drive profitable growth across our business units. We are excited to welcome her to the leadership team and look forward to her many valuable contributions.”

“It is an honor to serve as chief underwriting officer,” added Walsh. “In my new role, I am committed to leveraging my experience to develop profit and growth strategies that will result in strong underwriting performance for UFG.”

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About UFG
Founded in 1946 as United Fire & Casualty Company, United Fire Group, Inc. (UFG, Nasdaq: UFCS), through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance. Through our subsidiaries, we are licensed as a property and casualty insurer in 50 states, plus the District of Columbia, and we are represented by approximately 1,000 independent agencies. A.M. Best Company assigns a rating of “A-” (Excellent) for members of the United Fire & Casualty Group. For more information about UFG visit www.ufginsurance.com.